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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Portal Software, Inc. for the registration of 7,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2000, except for paragraph 4 of Note 4 as to which the date is March 13, 2000, with respect to the consolidated financial statements of Portal Software, Inc. included in its Annual Report on Form 10-K for the year ended January 31, 2000, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
Palo Alto, California
November 9, 2000